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                         AGREEMENT AND PLAN OF REORGANIZATION


                                     DATED AS OF


                                  FEBRUARY 27, 1998


                                     BY AND AMONG


                            HCC INSURANCE HOLDINGS, INC.,
                               THE KACHLER CORPORATION
                               (A DELAWARE CORPORATION
                                    "MERGER SUB")

                                         AND

                               THE KACHLER CORPORATION
                                (A TEXAS CORPORATION)

                                         AND


                                   LARRY M. KACHLER
                                    PAUL T. GETTY
                                  BRYANT L. MANNING
                                ROBERT P. SCHANEN, JR.
                                 ROBERT M. KLEIDERER
                                 MICHAEL J. O'DONNEL

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                              TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I      THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . .   1
     Section 1.1    The Merger.. . . . . . . . . . . . . . . . . . . . . . .   1
     Section 1.2    Conversion of Shares . . . . . . . . . . . . . . . . . .   2
     Section 1.3    Exchange of Certificates . . . . . . . . . . . . . . . .   3

ARTICLE II     THE SURVIVING CORPORATION . . . . . . . . . . . . . . . . . .   4
     Section 2.1    Certificate of Incorporation . . . . . . . . . . . . . .   4
     Section 2.2    Bylaws . . . . . . . . . . . . . . . . . . . . . . . . .   4
     Section 2.3    Directors and Officers . . . . . . . . . . . . . . . . .   4

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF
               KACHLER, AFFILIATED COMPANIES AND SHAREHOLDERS. . . . . . . .   4
     Section 3.1    Corporate Existence and Power. . . . . . . . . . . . . .   4
     Section 3.2    Authorization. . . . . . . . . . . . . . . . . . . . . .   5
     Section 3.3    Governmental Authorization . . . . . . . . . . . . . . .   5
     Section 3.4    Non-Contravention. . . . . . . . . . . . . . . . . . . .   6
     Section 3.5    Capitalization . . . . . . . . . . . . . . . . . . . . .   6
     Section 3.6    Subsidiaries and Joint Ventures. . . . . . . . . . . . .   7
     Section 3.7    Kachler Financial Statements . . . . . . . . . . . . . .   7
     Section 3.8    Absence of Certain Changes . . . . . . . . . . . . . . .   8
     Section 3.9    No Undisclosed Liabilities . . . . . . . . . . . . . . .   9
     Section 3.10   Litigation . . . . . . . . . . . . . . . . . . . . . . .   9
     Section 3.11   Accounting Matters . . . . . . . . . . . . . . . . . . .   9
     Section 3.12   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .  10
     Section 3.13   Employee Benefit Plans, ERISA. . . . . . . . . . . . . .  10
     Section 3.14   Material Agreements. . . . . . . . . . . . . . . . . . .  12
     Section 3.15   Properties . . . . . . . . . . . . . . . . . . . . . . .  13
     Section 3.16   Environmental Matters. . . . . . . . . . . . . . . . . .  13
     Section 3.17   Labor Matters. . . . . . . . . . . . . . . . . . . . . .  14
     Section 3.18   Compliance with Laws . . . . . . . . . . . . . . . . . .  14
     Section 3.19   Trademarks, Tradenames, Etc. . . . . . . . . . . . . . .  14
     Section 3.20   Sale of Kachler. . . . . . . . . . . . . . . . . . . . .  14
     Section 3.21   Broker's Fees. . . . . . . . . . . . . . . . . . . . . .  14
     Section 3.22   Investment Representation. . . . . . . . . . . . . . . .  14
     Section 3.23   Total Assets . . . . . . . . . . . . . . . . . . . . . .  15
     Section 3.24   Year 2000 Issues . . . . . . . . . . . . . . . . . . . .  15
     Section 3.25   Assignment of Commissions. . . . . . . . . . . . . . . .  15
     Section 3.26   Knowledge of Kachler . . . . . . . . . . . . . . . . . .  15

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF HCCH. . . . . . . . . . . .  15
     Section 4.1    Corporate Existence and Power. . . . . . . . . . . . . .  16
     Section 4.2    Corporate Authorization. . . . . . . . . . . . . . . . .  16

                                                                            PAGE

     Section 4.3    Governmental Authorization . . . . . . . . . . . . . . .  16
     Section 4.4    Non-Contravention. . . . . . . . . . . . . . . . . . . .  17
     Section 4.5    Capitalization of HCCH . . . . . . . . . . . . . . . . .  17
     Section 4.6    Organization of Merger Sub . . . . . . . . . . . . . . .  18
     Section 4.7    SEC Filings. . . . . . . . . . . . . . . . . . . . . . .  18
     Section 4.8    Financial Statements . . . . . . . . . . . . . . . . . .  19
     Section 4.9    Absence of Certain Changes . . . . . . . . . . . . . . .  19
     Section 4.10   No Undisclosed Liabilities . . . . . . . . . . . . . . .  19
     Section 4.11   Litigation . . . . . . . . . . . . . . . . . . . . . . .  19
     Section 4.12   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .  20
     Section 4.13   Employee Benefit Plans; ERISA. . . . . . . . . . . . . .  20
     Section 4.14   Material Agreements. . . . . . . . . . . . . . . . . . .  22
     Section 4.15   Properties . . . . . . . . . . . . . . . . . . . . . . .  22
     Section 4.16   Environmental Matters. . . . . . . . . . . . . . . . . .  23
     Section 4.17   Labor Matters. . . . . . . . . . . . . . . . . . . . . .  23
     Section 4.18   Compliance with Laws . . . . . . . . . . . . . . . . . .  23
     Section 4.19   Trademarks, Tradenames, Etc. . . . . . . . . . . . . . .  23
     Section 4.20   Broker's Fees. . . . . . . . . . . . . . . . . . . . . .  23
     Section 4.21   Knowledge of HCCH and Merger Sub . . . . . . . . . . . .  23

ARTICLE V      COVENANTS OF KACHLER, ETC.. . . . . . . . . . . . . . . . . .  24
     Section 5.1    Conduct of Kachler . . . . . . . . . . . . . . . . . . .  24
     Section 5.2    Shareholder Approval . . . . . . . . . . . . . . . . . .  25
     Section 5.3    Access to Financial and Operational Information. . . . .  25
     Section 5.4    Other Offers . . . . . . . . . . . . . . . . . . . . . .  26
     Section 5.5    Maintenance of Business. . . . . . . . . . . . . . . . .  26
     Section 5.6    Compliance with Obligations. . . . . . . . . . . . . . .  26
     Section 5.7    Notices of Certain Events. . . . . . . . . . . . . . . .  27
     Section 5.8    Affiliates Agreement . . . . . . . . . . . . . . . . . .  27
     Section 5.9    Necessary Consents . . . . . . . . . . . . . . . . . . .  27
     Section 5.10   Regulatory Approval. . . . . . . . . . . . . . . . . . .  27
     Section 5.11   Satisfaction of Conditions Precedent . . . . . . . . . .  28

ARTICLE VI     COVENANTS OF HCCH AND MERGER SUB. . . . . . . . . . . . . . .  28
     Section 6.1    Conduct of HCCH. . . . . . . . . . . . . . . . . . . . .  28
     Section 6.2    Access to Financial and Operation Information. . . . . .  28
     Section 6.3    Maintenance of Business. . . . . . . . . . . . . . . . .  28
     Section 6.4    Compliance with Obligations. . . . . . . . . . . . . . .  29
     Section 6.5    Notices of Certain Events. . . . . . . . . . . . . . . .  29
     Section 6.6    Obligations of Merger Sub. . . . . . . . . . . . . . . .  29
     Section 6.7    Notice to Affiliates . . . . . . . . . . . . . . . . . .  29
     Section 6.8    Regulatory Approval. . . . . . . . . . . . . . . . . . .  29

                                                                            PAGE

ARTICLE VII    COVENANTS OF HCCH, KACHLER AND AFFILIATED
               COMPANIES . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Section 7.1    Advice of Changes. . . . . . . . . . . . . . . . . . . .  30
     Section 7.2    Regulatory Approvals . . . . . . . . . . . . . . . . . .  30
     Section 7.3    Actions Contrary to Stated Intent. . . . . . . . . . . .  30
     Section 7.4    Certain Filings. . . . . . . . . . . . . . . . . . . . .  30
     Section 7.5    Communications . . . . . . . . . . . . . . . . . . . . .  31
     Section 7.6    Satisfaction of Conditions Precedent . . . . . . . . . .  31
     Section 7.7    Tax Cooperation. . . . . . . . . . . . . . . . . . . . .  31

ARTICLE VIII   POST-CLOSING COVENANTS. . . . . . . . . . . . . . . . . . . .  31
     Section 8.1    Listing of HCCH Common Stock . . . . . . . . . . . . . .  31
     Section 8.2    Publication of Post-Merger Results . . . . . . . . . . .  31
     Section 8.3    Employee Benefits. . . . . . . . . . . . . . . . . . . .  31
     Section 8.4    Officers and Directors Insurance . . . . . . . . . . . .  31
     Section 8.5    Securities Act Reports . . . . . . . . . . . . . . . . .  32
     Section 8.6    Assignment of Commissions. . . . . . . . . . . . . . . .  32

ARTICLE IX     CONDITIONS TO THE MERGER. . . . . . . . . . . . . . . . . . .  32
     Section 9.1    Conditions to Obligations of HCCH and Merger Sub . . . .  32
     Section 9.2    Conditions to Obligations of Kachler and Shareholders. .  33
     Section 9.3    Conditions to Obligations of Each Party. . . . . . . . .  34

ARTICLE X      TERMINATION OF AGREEMENT. . . . . . . . . . . . . . . . . . .  35
     Section 10.1   Termination. . . . . . . . . . . . . . . . . . . . . . .  35
     Section 10.2   Effect of Termination. . . . . . . . . . . . . . . . . .  35

ARTICLE XI     CLOSING MATTERS . . . . . . . . . . . . . . . . . . . . . . .  36
     Section 11.1   The Closing. . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE XII    INDEMNIFICATION AND REMEDIES. . . . . . . . . . . . . . . . .  36
     Section 12.1   General Indemnification by the Shareholders. . . . . . .  36
     Section 12.2   Limitation and Expiration. . . . . . . . . . . . . . . .  37
     Section 12.3   Agreement to Indemnify . . . . . . . . . . . . . . . . .  38
     Section 12.4   HCCH Agreement to Indemnify. . . . . . . . . . . . . . .  38
     Section 12.5   Procedure for Indemnification; Third Party Claims. . . .  39
     Section 12.6   Limitation on Liability. . . . . . . . . . . . . . . . .  39

ARTICLE XIII   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  40
     Section 13.1   Appointment of Representative. . . . . . . . . . . . . .  40
     Section 13.2   Further Assurances.. . . . . . . . . . . . . . . . . . .  41
     Section 13.3   Fees and Expenses. . . . . . . . . . . . . . . . . . . .  41

                                                                            PAGE

     Section 13.4   Notices. . . . . . . . . . . . . . . . . . . . . . . . .  41
     Section 13.5   Governing Law. . . . . . . . . . . . . . . . . . . . . .  43
     Section 13.6   Binding upon Successors and Assigns, Assignment. . . . .  43
     Section 13.7   Severability . . . . . . . . . . . . . . . . . . . . . .  43
     Section 13.8   Entire Agreement . . . . . . . . . . . . . . . . . . . .  43
     Section 13.9   Amendment and Waivers. . . . . . . . . . . . . . . . . .  43
     Section 13.10  No Waiver. . . . . . . . . . . . . . . . . . . . . . . .  44
     Section 13.11  Construction of Agreement. . . . . . . . . . . . . . . .  44
     Section 13.12  Counterparts . . . . . . . . . . . . . . . . . . . . . .  44
     Section 13.13  Shareholder Control of Stock . . . . . . . . . . . . . .  44
     Section 13.14  Knowledge. . . . . . . . . . . . . . . . . . . . . . . .  44

                     AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of the 27th day of February, 1998 by and among HCC Insurance Holdings, Inc., a Delaware corporation ("HCCH"), The Kachler Corporation, a Delaware corporation and a wholly owned subsidiary of HCCH ("Merger Sub"), The Kachler Corporation ("Kachler"), a Texas corporation, Larry M. Kachler ("LMK"), Paul T. Getty ("Getty"), and Bryant L. Manning ("Manning"), Robert P. Schanen, Jr. ("Schanen"), Robert M. Kleiderer ("Kleiderer") and Michael J. O'Donnel ("O'Donnel") (LMK, Getty, Manning, Schanen, Kleiderer and O'Donnel being collectively referred to as the "Shareholders").

                                   RECITALS:

     A. The Boards of Directors of each of HCCH, Merger Sub and Kachler have determined to engage in a transaction pursuant to which (i) Kachler will merge with and into Merger Sub (the "Merger"), (ii) at the Effective Time the capital stock of Kachler shall be converted into shares of common stock, par value $1.00 per share, of HCCH (the "HCCH Common Stock") in the manner herein described, all upon the terms and subject to the conditions set forth herein.

     B. The Board of Directors of Kachler has approved, and the Board of Directors of Kachler has resolved, subject to the terms of this Agreement, to recommend that shareholders of Kachler approve, the Merger, this Agreement and the Articles of Merger (as defined herein).

     C. The Board of Directors of HCCH has approved the Merger, this Agreement and the Articles of Merger. HCCH, as the sole shareholder of Merger Sub, has approved the Merger, this Agreement and the Articles of Merger.

     D. The parties intend for the transactions contemplated by this Agreement to qualify as a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to be accounted for as a "pooling-of-interests" for accounting purposes.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto do hereby agree as follows:


                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1   THE MERGER.

     (a) Subject to the terms and conditions of this Agreement, Kachler will be merged into Merger Sub in accordance with the laws of the State of Delaware ("Delaware Law"), whereupon the separate existence of Kachler shall cease, and Merger Sub shall be the surviving corporation (the "Surviving Corporation").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, Kachler and Merger Sub shall file articles of merger, in substantially the form attached hereto as Exhibit "A" (the "Articles of Merger"), in the Office of the Secretary of the State of Delaware, and make all such other filings or recordings required by Delaware Law and as required by the Texas Business Corporation Act in connection with the Merger. The Merger shall become effective upon completion of the filing of an executed original of the Plan of Merger and the Articles of Merger with the Secretary of State of the State of Texas and the Articles of Merger with the Office of the Secretary of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the "Effective Time"). The date on which the Effective Time shall occur is referred to herein as the "Effective Date."

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Kachler and Merger Sub, all as provided under Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choses in action, and all and every other interest of or belongings to or due to the Merger Sub or Kachler shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, immunities, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation, as they were of Merger Sub and Kachler, and (ii) all debts, liabilities, duties and obligations of Merger Sub and Kachler, subject to the terms hereof, shall become the debts, liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of Merger Sub and Kachler, and neither the rights of creditors nor any liens upon the property of Merger Sub or Kachler shall be impaired by the Merger, and may be enforced against the Surviving Corporation.

     SECTION 1.2 CONVERSION OF SHARES. At the Effective Time, each share of common stock of Kachler outstanding immediately prior to the Effective Time shall automatically and without any action on the part of the holder thereof cease to be outstanding and be converted into the right to receive 9.8064 shares of HCCH Common Stock (the "Merger Consideration").

No fractional shares shall be issued and each holder of Kachler Common Stock shall be entitled to the nearest whole share of HCCH Common Stock rounded upwards if such fractional share exceeds .5 and otherwise rounded downwards, PROVIDED, HOWEVER, that HCCH shall under no circumstances be obligated hereunder to issue shares of HCCH Common Stock in excess of an aggregate of 1,600,000 shares of HCCH Common Stock.

Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding as one share of Common Stock of the Surviving Corporation.

     SECTION 1.3   EXCHANGE OF CERTIFICATES.

     (a) Prior to the Effective Date, HCCH shall appoint Harris Trust and Savings Bank ("Harris") to act as exchange agent (the "Exchange Agent") in the Merger.

     (b) As of the Effective Time, all shares of Kachler Common Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist, and all such shares of Kachler will be converted into the right to receive from HCCH the number of shares of HCCH Common Stock determined as set forth in Section 1.2 hereof.

     (c) At and after the Effective Time, each certificate representing outstanding shares of Kachler Common Stock will represent the number of shares of HCCH Common Stock into which such shares of Kachler Common Stock will be deemed registered in the name of the holder of such certificate. At the Effective Time, the holder of shares of Kachler Common Stock will surrender the certificates for such shares (the "Kachler Certificates") to HCCH for cancellation. Promptly following the Effective Time and receipt of the Kachler Certificates, HCCH will cause Harris to issue to such surrendering holder certificates for the number of shares of HCCH Common Stock to which such holder is entitled pursuant to the terms hereof.

     (d) All shares of HCCH Common Stock delivered upon the surrender of Kachler Certificates in accordance with the terms hereof will be delivered to the registered holder. After the Effective Time, there will be no further registration of transfers of the shares of Kachler Common Stock on the stock transfer books of Kachler. If, after the Effective Time, Kachler Certificates are presented for transfer or for any other reason, they will be canceled and exchanged and certificates therefor will be delivered as provided for herein.

     (e) Until Kachler Certificates representing Kachler Common Stock outstanding prior to the Merger are surrendered pursuant to this Section 1.3, such certificates will be deemed, for all purposes, to evidence ownership of the number of whole shares of HCCH Common Stock into which the shares of Kachler Common Stock will have been converted.

     (f) If prior to the Merger, HCCH recapitalizes either through a split-up of its outstanding shares into a greater number, or through a combination of its outstanding shares into a lesser number, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes, or declares a dividend on its outstanding shares payable in shares or securities convertible into shares (but not cash), the number of shares of HCCH Common Stock into which the shares of Kachler Common Stock are to be converted will be adjusted in proportion to such change.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     SECTION 2.1 CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation.

     SECTION 2.2 BYLAWS. At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     SECTION 2.3 DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Delaware Law, the directors and officers of Merger Sub at the Effective Time shall become directors and the officers of the Surviving Corporation. In addition, HCCH shall take all necessary action to cause LMK to be appointed President of the Surviving Corporation, such appointment to become effective as of the Effective Time.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF KACHLER,
                     AFFILIATED COMPANIES AND SHAREHOLDERS

     Except as disclosed in a document referring specifically to this Agreement (the "Kachler Disclosure Schedule") which has been delivered to HCCH on or before the date hereof, each of Kachler and each Shareholder (severally and not jointly) represents and warrants to HCCH as set forth below:

     SECTION 3.1 CORPORATE EXISTENCE AND POWER. Kachler is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals (collectively, "Governmental Authorizations") required to carry on its business as now conducted, except such Governmental Authorizations the failure of which to have obtained would not have a Material Adverse Effect, as hereinafter defined, on Kachler. Kachler has delivered to HCCH true and complete copies of Kachler's Articles of Incorporation and Bylaws as currently in effect. Kachler is duly qualified to do business as a foreign corporation and possesses all Governmental Authorizations, including, without limitation, licenses to act as a life insurance agent in those states in which it does business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Kachler. For purposes of this Agreement, a "Material Adverse Effect," with respect to any person or entity (including without limitation Kachler and HCCH), means a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities (including contingent liabilities), results of operations or prospects of such person or entity and its affiliated companies and subsidiaries and/or parent corporation and/or corporations under the same stock ownership, taken as a whole; and "Material Adverse Change" means a change or a development involving a prospective change which would result in a Material Adverse Effect.

     SECTION 3.2   AUTHORIZATION.

     (a) The execution, delivery and performance by Kachler of this Agreement and the Articles of Merger, and the consummation by Kachler of the transactions contemplated hereby and thereby including the execution of the Confidentiality Agreement (as hereinafter defined), are within Kachler's corporate powers and have been duly authorized by all necessary corporate action, excluding approval by the Shareholders in connection with the consummation of the Merger. This Agreement, the Articles of Merger, and the Confidentiality Agreement constitute, or upon execution will constitute, valid and binding agreements of Kachler, enforceable against Kachler in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

     (b) Each of the Shareholders, severally, represents and warrants that he has full right, power and authority to enter into this Agreement, the Affiliates Agreement (as hereinafter defined) to be entered into by him, and each other agreement to be entered into by him in connection with the transactions contemplated hereby and that this Agreement, the Affiliates Agreement, and such other agreements contemplated hereby constitute, or upon execution will constitute, valid and binding agreements of such Shareholder, enforceable against him in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws effecting the enforcement of creditors' rights generally or by general principles of equity.

     SECTION 3.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Kachler, and each Shareholder of this Agreement, the execution, delivery and performance by Kachler of the Articles of Merger and the Confidentiality Agreement and the consummation of the Merger by Kachler require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:

     (a) the filing of Articles of Merger in accordance with Texas and Delaware Law;

     (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

     (c) compliance with any applicable requirements of the Securities Act of 1993, as amended (the "Securities Act") and the rules and regulations promulgated thereunder;

     (d) compliance with any applicable foreign or state securities or "blue sky" laws;

     (e) compliance with any requirements of any federal, state, foreign or other insurance laws, insurance agency including agent's licensing or other related laws;

     (f) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain (i) would not reasonably be expected to have a Material Adverse Effect on Kachler or the Surviving Corporation, or (ii) would not materially adversely affect the ability of Kachler, HCCH or Merger Sub to consummate the transactions contemplated hereby and operate their businesses as heretofore operated.

     SECTION 3.4 NON-CONTRAVENTION. The execution, delivery and performance by Kachler of this Agreement, the execution, delivery and performance by Kachler of the Articles of Merger and the consummation by Kachler of the transactions contemplated hereby and thereby do not and will not:

     (a) contravene or conflict with Kachler's Articles of Incorporation or Bylaws;

     (b) assuming compliance with the matters referred to in Section 3.3 and assuming the requisite approval by the Shareholders of the Merger, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Kachler;

     (c) conflict with or result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation of or loss of a material benefit under, or right to accelerate, any material agreement, contract or other instrument binding upon Kachler or any material license, franchise, permit or other similar authorization held by Kachler; or

     (d) result in the creation or imposition of any Lien (as hereinafter defined) on any material asset of Kachler,

except, with respect to clauses (b), (c) and (d) above, for contraventions, defaults, losses, Liens and other matters referred to in such clauses that in the aggregate would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Kachler. For purposes of this Agreement, the term "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 3.5   CAPITALIZATION.

     (a) As of December 31, 1997, the authorized, issued and outstanding capital stock of Kachler was as follows:

                   The Kachler Corp.
                     $0.01 par value, 500,000 shares Common Stock authorized;
                       163,159 shares issued and outstanding

     (c) All outstanding shares set forth in (a) above have been, or will be prior to the Effective Date, duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except as set forth in this Agreement, Kachler has no outstanding

(i) shares of capital stock or other voting securities, (ii) securities convertible into or exchangeable for shares of its capital stock or voting securities), (iii) options or other rights to acquire, or obligations to issue, any capital stock, voting securities or securities convertible into or exchangeable for its capital stock or other voting securities (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Kachler Securities"), (iv) obligations to repurchase, redeem or otherwise acquire any of its outstanding securities and (v) contractual rights of any person or entity to include any such securities in any registration statement proposed to be filed under the Securities Act.

     SECTION 3.6   SUBSIDIARIES AND JOINT VENTURES.

     (a) For purposes of this Agreement, (i) "Subsidiary" means, with respect to any entity, any corporation of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity, and (ii) "Joint Venture" means, with respect to any entity, any corporation or organization (other than such entity and any Subsidiary thereof) of which such entity or any Subsidiary thereof is, directly or indirectly, the beneficial owner of 25% or more of any class of equity securities or equivalent profit participation interest.

     (b) As of the date hereof, Kachler has no Subsidiaries or Joint Ventures. Kachler owns, directly or indirectly, no outstanding capital stock or equity interest in any corporation, partnership, Joint Venture or other entity.

     (c) All of the outstanding stock of Kachler owned by the Shareholders directly or indirectly, is or will be owned, free and clear of any material Lien and free of any other material limitation or restriction on their rights as owner thereof (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), other than those imposed by applicable law or this Agreement or the Affiliates Agreement (defined below). Each Shareholder represents and warrants only as to his or her individual ownership of Kachler Common Stock for purposes of this Section.

     SECTION 3.7 KACHLER FINANCIAL STATEMENTS. Kachler has delivered to HCCH Kachler's audited balance sheet as of December 31, 1997 (the "Balance Sheet Date"), Kachler's audited income statements for the twelve month period ended December 31, 1997 (collectively, the "Kachler Financial Statements"). The Kachler Financial Statements present fairly in all material respects, substantially in conformity with generally accepted accounting principles consistently applied (except as indicated in the notes thereto), the financial position of Kachler as of the dates thereof and results of operations and cash flows for the periods therein indicated (subject to normal year-end adjustments in the case of any interim financial statements and the absence of certain footnotes in the case of unaudited financial statements). Kachler has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Kachler Financial Statements, except for (i) those that are not required to be reported in accordance with the aforesaid accounting principles; (ii) normal or recurring liabilities incurred since December 31, 1997 in the ordinary course of business or (iii) as disclosed in the Kachler Disclosure Schedule.

     SECTION 3.8 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Kachler Disclosure Schedule, since March 31, 1997, Kachler has in all material respects conducted its business in the ordinary course and there has not been:

     (a) any Material Adverse Change with respect thereto or any event, occurrence or development of a state of circumstances or facts known to Kachler, which as of the date hereof could reasonably be expected to have a Material Adverse Effect on Kachler;

     (b) any declaration, setting aside or payment or any dividend or other distribution in respect of any shares of capital stock of Kachler other than the declaration, setting aside or payment of dividends or bonuses in accordance with its existing dividend or bonus policy or practice, which policy or practice is not inconsistent with Kachler's past policy or practice or any declaration, setting aside or payment (collectively a "Payment") of distributions or dividends to the Shareholders, which has been disclosed to HCCH prior to such Payment;

     (c) any repurchase, redemption or other acquisition by Kachler of any outstanding shares of capital stock or other securities of or other ownership interests in Kachler;

     (d)     any amendment of any term of any outstanding securities of Kachler;

     (e) any damage, destruction or other property or casualty loss (whether or not covered by insurance) affecting the business, assets, liabilities, earnings or prospects of Kachler which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Kachler;

     (f) any increase in indebtedness for borrowed money or capitalized lease obligations of Kachler, except in the ordinary course of business, consistent with past practices;

     (g) any sale, assignment, transfer or other disposition of any tangible or intangible asset material to the business of Kachler, except in the ordinary course of business consistent with past practices, and for a fair and adequate consideration;

     (h) any amendment, termination or waiver by Kachler of any right of substantial value under any agreement, contract or other written commitment to which it is a party or by which it is bound;

     (i) any material reduction in the amounts of coverage provided by existing casualty and liability insurance policies with respect to the business or properties of Kachler;

     (j) any (i) grant of any severance or termination pay to any director, officer or employee of Kachler, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Kachler, (iii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) any increase in compensation, bonus or other benefits payable to directors, officers or employees of Kachler, in each case other than in the ordinary course of business consistent with past practice;

     (k) any new or amendment to or alteration of any existing bonus, incentive, compensation, severance, stock option, stock appreciation right, pension, matching gift, profit-sharing, employee stock ownership, retirement, pension group insurance, death benefit, or other fringe benefit plan, arrangement or trust agreement adopted or implemented by Kachler which would result in a material increase in cost;

     (l) any capital expenditures, capital additions or capital improvements incurred or undertaken by Kachler, except in the ordinary course of business; or

     (m) the entering into of any agreement by Kachler or any person on behalf of Kachler to take any of the foregoing actions.

     SECTION 3.9 NO UNDISCLOSED LIABILITIES. There are no liabilities of Kachler of any kind whatsoever that are, individually or in the aggregate, material to Kachler, taken as a whole, other than:

     (a) liabilities disclosed or provided for in the Kachler Financial Statements as of and for the year ended December 31, 1997 (including the notes thereto);

     (b) liabilities of Kachler incurred in the ordinary course of business consistent with past practice since December 31, 1997; and

     (c) liabilities under this Agreement or indicated in the Kachler Disclosure Schedule or as permitted under Section 3.7.

     SECTION 3.10 LITIGATION. Except as set forth in the Kachler Disclosure Schedule and other than actions, suits, proceedings, claims or investigation occurring in the ordinary course of business involving respective amounts in controversy of less than $10,000 each and $100,000 in the aggregate, there is no action, suit, proceeding, claim or investigation pending or, to the knowledge of Kachler, or the Shareholders, overtly threatened, against Kachler or any of its assets or against or involving any of its officers, directors or employees in connection with the business or affairs of Kachler, including, without limitation, any such claims for indemnification arising under any agreement to which Kachler is a party. Kachler is not subject, or in default with respect, to any writ, order, judgment, injunction or decree which could, individually or in the aggregate, have a Material Adverse Effect on Kachler.

     SECTION 3.11 ACCOUNTING MATTERS. Except for all actions disclosed to and approved by HCCH, neither Kachler, nor any of the Shareholders knowingly has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by HCCH or any of its affiliates) would prevent HCCH from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

     SECTION 3.12  TAXES.

     (a) Kachler (i) has filed when due (taking into account extensions) with the appropriate federal, state, local, foreign and other governmental agencies, all tax returns, estimates and reports required to be filed by it,
(ii) either paid when due and payable or established adequate reserves or otherwise, accrued on the Kachler Financial Statements, all federal, state, local or foreign taxes, levies, imposts, duties, licenses and registration fees and charges of any nature whatsoever, Texas franchise taxes, and unemployment and social security taxes and payroll and income tax withholding obligations, including interest and penalties thereon ("Taxes") and there are no tax deficiencies claimed in writing by any Taxing authority and received by Kachler that, in the aggregate, would result in any tax liability in excess of the amount of the reserves or accruals and (iii) has or will establish in accordance with its normal accounting practices and procedures accruals and reserves that, in the aggregate, are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the Effective Time. The Kachler Disclosure Schedule sets forth those tax returns for all periods that currently are the subject of audit by any federal, state, local or foreign taxing authority.

     (b) There are no Taxes, interest, penalties, assessments or deficiencies claimed in writing by any Taxing authority and received by Kachler to be due in respect of any tax returns filed by Kachler (or any predecessor corporations). Neither Kachler nor any predecessor corporation, has executed or filed with the IRS or any other Taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

     (c) Kachler is not a party to or bound by (or will prior to the Effective Date become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement or other similar arrangement. Kachler has not been a member of an affiliated group or filed or been included in a combined, consolidated or unitary Tax return.

     SECTION 3.13  EMPLOYEE BENEFIT PLANS, ERISA.

     (a) Kachler is not a party to any oral or written (i) employment, severance, collective bargaining or consulting agreement not terminable on 60 days' or less notice, (ii) agreement with any executive officer or other key employee of Kachler (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Kachler of the nature of any of the transactions contemplated by this Agreement,
(B) providing any term of employment or compensation guarantee extending for a period longer than one year, or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee regardless of the reason for such termination of employment,
(iii) agreement, plan or arrangement under which any person may receive payments subject to the tax imposed by Section 4999 of the Code, or (iv) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, the benefits of which would be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (b)    Neither Kachler, nor any corporation or other entity which under
Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is under common control with Kachler (a "Kachler ERISA Affiliate") maintains or within the past five years has maintained, contributed to, or been obligated to contribute to, any "Employee Pension Benefit Plan" ("Pension Plan") or any "Employee Welfare Benefit Plan" ("Welfare Plan") as such terms are defined in Sections 3(2) and 3(1) respectively of ERISA, which is subject to ERISA, except as described in the Kachler Disclosure Schedule. Each Pension Plan and Welfare Plan disclosed in the Kachler Disclosure Schedule (which Plans have been heretofore delivered to HCCH) and maintained by Kachler has been maintained in all material respects in compliance with their terms and all provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto.

     (c) No Pension Plan or Welfare Plan is currently subject to an audit or other investigation by the Internal Revenue Service ("IRS"), the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency or office nor are any such Plans subject to any lawsuits or legal proceedings of any kind or to any material pending disputed claims by employees or beneficiaries covered under any such Plan or by any other parties.

     (d)    No "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, resulting in liability to Kachler or any Kachler ERISA Affiliate has occurred with respect to any Pension Plan or Welfare Plan. Each of Kachler or any Shareholder has no knowledge of any breach of fiduciary responsibility under Part 4 of Title I of ERISA which has resulted in liability of Kachler, and any Kachler ERISA Affiliate, any trustee, administrator or fiduciary of any Pension Plan or Welfare Plan.

     (e) Neither Kachler, nor any Kachler ERISA Affiliate, since January 1, 1986, has maintained or contributed to, or been obligated or required to contribute to, a "Multiemployer Plan," as such term is defined in
Section 4001(a)(3) of ERISA. Neither Kachler, nor any Kachler ERISA Affiliate has either withdrawn, partially or completely, or instituted steps to withdraw, partially or completely, from any Multiemployer Plan nor has any event occurred which would enable a Multiemployer Plan to give notice of and demand payment of any withdrawal liability with respect to Kachler, or any Kachler ERISA Affiliate.

     (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of Kachler or any Kachler ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1) or 280G of the Code, or that would give rise to any benefits after termination.

     (g) With respect to Kachler, and each Kachler ERISA Affiliate, the Kachler Disclosure Schedule correctly identifies each material agreement, policy, plan or other arrangement, whether written or oral, express or implied, fixed or contingent, to which Kachler is a party or by which Kachler or any property or asset of Kachler is bound, which is or relates to a pension, option, bonus, deferred compensation, retirement, stock purchase, profit-sharing, severance pay, health, welfare, incentive, vacation, sick leave, medical disability, hospitalization, life or other insurance or fringe benefit plan, policy or arrangement. Each such agreement, policy, plan or other arrangement has been maintained in all material respects in compliance with its terms and all provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto.

     (h) Neither Kachler nor any Kachler ERISA Affiliate maintains or has maintained or contributed to any Pension Plan that is or was subject to
Section 302 of Title IV of ERISA or Section 412 of the Code. Kachler has made available to HCCH, for each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, a copy of the most recent determination letter issued by the IRS to the effect that each such Plan is so qualified and that each trust created thereunder is tax exempt under Section 501 of the Code, and Kachler is unaware of any fact or circumstances that would jeopardize the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder.

     (i) Kachler does not provide retiree benefits of any kind, including health, medical, life, etc. and Kachler has not agreed to continue any employee benefits after termination of employment other than under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), if applicable.

     (j) Neither Kachler nor any Kachler ERISA Affiliate has sponsored or maintained the New York Life's Agent Pension Plan, the New York Life's Progress Sharing Retirement Plan (401(k)), the NYLARC Agents Reinsurance Stock or the New York Life's Deferred 1st Year Commission Plan or any other arrangement or plan maintained or sponsored by New York Life Insurance Company or its affiliates. No Pension Plan maintained or sponsored by Kachler or any Kachler Affiliate has received funds from any such arrangement of New York Life Insurance Company or its affiliates in a rollover, trust-to-trust transfer or any other transfer or deposit.

     SECTION 3.14  MATERIAL AGREEMENTS.

     (a) The Kachler Disclosure Schedule includes a complete and accurate list of all contracts, agreements, leases (other than Kachler Property Leases, as hereinafter defined), and instruments to which Kachler is a party or by which it or its properties or assets are bound which individually involve net payments or receipts in excess of $25,000 per annum, inclusive of contracts entered into with customers and suppliers in the ordinary course of business, or that pertain to employment or severance benefits for any officer, director or employee of Kachler, whether written or oral, but exclusive of contracts, agreements, leases and instruments terminable without penalty upon 60 days' or less prior written notice to the other party or parties thereto (the "Material Kachler Agreements").

     (b) Neither Kachler nor to its knowledge, any other party is in default under any Material Kachler Agreement and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of, any Material Kachler Agreement or result in the creation of any security interest upon, or any person obtaining any right to acquire, any properties, assets or rights of Kachler, which, in any such case, has had or would reasonably be expected to have a Material Adverse Effect.

     (c) To the knowledge of Kachler, each such Material Kachler Agreement is in full force and effect and is valid and legally binding and there are no material unresolved disputes involving or with respect to any Material Kachler Agreement. No party to a Material Kachler Agreement has advised Kachler that it intends either to terminate a Material Kachler Agreement or to refuse to renew a Material Kachler Agreement upon the expiration of the term thereof.

     (d) Kachler is not in violation of, or in default with respect to, any term of its Articles or Certificate of Incorporation, as the case may be, or Bylaws.

     SECTION 3.15 PROPERTIES. To the knowledge of Kachler, it owns no real estate, and all leases of real property to which Kachler is a party or by which it is bound ("Kachler Property Leases") are in full force and effect.
To the knowledge of Kachler there exists no default under such Kachler Property Leases, nor any event which with notice or lapse of time or both would constitute a default thereunder, which default would have a Material Adverse Effect. All of the properties and assets, both real and personal, (collectively "Properties") which are owned by Kachler are owned free and clear of any Lien, except for Liens which do not have a Material Adverse Effect. Kachler has good and indefeasible title with respect to such Properties subject to no Liens, other than those permitted under this Section 3.15, to all of the Properties necessary for the conduct of its business other than to the extent that the failure to have such title would not have a Material Adverse Effect.

     SECTION 3.16  ENVIRONMENTAL MATTERS.

     (a) For the purposes of this Agreement, the following terms have the following meanings:

            "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances (as hereinafter defined) or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

            "Environmental Liabilities" shall mean all liabilities, whether vested or unvested, contingent or fixed, actual or potential, which
     (i) arise under or relate to Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time.

            "Hazardous Substances" shall mean any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

            "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

     (b) No notice, notification, demand, request for information, citation, summons, complaint or order has been received, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to any such party's knowledge, has been threatened by any governmental entity or other party with respect to any (i) alleged violation of any Environmental Law,
(ii) alleged failure to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity.

     (c) Kachler has no material Environmental Liabilities and there has been no release of Hazardous Substances into the environment by Kachler or with respect to any of their respective properties which has had, or would reasonably be expected to have, a Material Adverse Effect.

     SECTION 3.17 LABOR MATTERS. Kachler is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Kachler, nor does it know of any activities or proceedings of any labor union to organize any such employees.

     SECTION 3.18 COMPLIANCE WITH LAWS. Except for violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Kachler is not in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations or any term of any judgment, decree, injunction or order binding against it.

     SECTION 3.19 TRADEMARKS, TRADENAMES, ETC. Kachler owns or possesses, or hold a valid right or license to use, all intellectual property, patents, trademarks, tradenames, servicemarks, copyrights and licenses, and all rights with respect to the foregoing, necessary for the conduct of its business as now conducted, without any known conflict with the rights of others.

     SECTION 3.20 SALE OF KACHLER. Except as contemplated by this Agreement, there are currently no discussions to which Kachler, LMK or any Shareholder is a party relating to (a) the sale of any material portion of its assets or (b) any merger, consolidation, sale of any Kachler Stock, liquidation, dissolution or similar transaction involving Kachler whereby Kachler will issue any securities or for which it is required to obtain the approval sale of any Kachler Stock.

     SECTION 3.21 BROKER'S FEES. Neither Kachler nor any Shareholder nor anyone acting on the behalf or at the request thereof has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Merger.

     SECTION 3.22 INVESTMENT REPRESENTATION. The shares of HCCH Common Stock to be acquired by the Shareholders pursuant to the Merger will be acquired solely for the account of each of such Shareholders, for investment purposes only and not with a view to the distribution thereof. The Shareholders are not participating, directly or indirectly, in any distribution or transfer of such HCCH Common Stock, nor are they participating, directly or indirectly, in underwriting any such distribution of HCCH Common Stock within the meaning of the Securities Act. Each Shareholder has such knowledge and experience in business matters that he is capable of evaluating the merits and risks of an investment in HCCH and the acquisition of the shares of HCCH Common Stock, and he is making an informed investment decision with respect thereto. The Shareholders have been informed by HCCH that the shares of HCCH Common Stock to be issued pursuant to this Agreement and the documents to be executed in connection herewith will not be registered under the Securities
Act at the time of their issuance and may not be transferred, assigned or otherwise disposed of absent registration under the Securities Act or availability of an appropriate exemption therefrom. The Shareholders have further been informed that HCCH will be under no obligation to register the shares of HCCH Common Stock under the Securities Act.

     SECTION 3.23 TOTAL ASSETS. The total assets of LMK are not greater than $10 million as determined in accordance with 16 C.F.R. Section 801.11.

     SECTION 3.24 YEAR 2000 ISSUES. Any software of Kachler will perform in all material respects in accordance with published technical specifications and any applicable related documentation, both prior to and following, January 1, 2000. Kachler will not experience software ending and/or invalid and/or incorrect results from any such software in the operation of its business based upon changing dates. The software program in design and performance capabilities of such software to ensure year 2000 capability includes, but is not limited to, date, data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values which reflect the correct century.

     SECTION 3.25 ASSIGNMENT OF COMMISSIONS. Each Shareholder represents and warrants that all commissions, fees or other amounts due for business which each such Shareholder has written as an employee or agent of Kachler or New Kachler, as herein defined, and LMK represents and warrants that any other commissions, fees or other amounts attributable to persons other than Shareholders who are agents or employees of Kachler or New Kachler, has been irrevocably assigned by such Shareholder or person to Kachler or New Kachler.

     SECTION 3.26 KNOWLEDGE OF KACHLER. As used in this Agreement "knowledge" of Kachler means the actual knowledge of any Shareholder.

                                      ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF HCCH

     Except as disclosed in a document referring specifically to this Agreement or in a document, exhibit, or appendix filed with the Securities and Exchange Commission ("SEC") which has been filed on or before the date hereof, (collectively referred to herein as the "HCCH Disclosure Schedule") which has been delivered or made available to Kachler on or before the date hereof, each of HCCH and Merger Sub represents and warrants to Kachler and the Shareholders as set forth below.

     SECTION 4.1 CORPORATE EXISTENCE AND POWER. HCCH is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. HCCH and Merger Sub have all corporate powers and all material Governmental Authorizations required to carry on its business as now conducted, except such Governmental Authorizations the failure of which to have obtained would not have a Material Adverse Effect on HCCH. HCCH has delivered to Kachler true and complete copies of HCCH's Certificate of Incorporation and Bylaws and Merger Sub's Certificate of Incorporation and Bylaws, each as currently in effect. Each of HCCH and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on HCCH.

     SECTION 4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by HCCH and Merger Sub of this Agreement, the Articles of Merger and the Confidentiality Agreement and the consummation by HCCH and Merger Sub of the transactions contemplated hereby and thereby are within the corporate powers of HCCH and Merger Sub and have been duly authorized by all necessary corporate action. This Agreement, the Articles of Merger and the Confidentiality Agreement constitute, or upon execution will constitute, valid and binding agreements of HCCH and Merger Sub, respectively, enforceable in each case against each in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

     SECTION 4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by HCCH and Merger Sub of this Agreement, the Articles of Merger and the Confidentiality Agreement and the consummation of the Merger by HCCH and Merger Sub, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than:

     (a) the filing of the Articles of Merger in accordance with Texas and Delaware Law;

     (b)    compliance with any applicable requirements of the HSR Act;

     (c) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder;

     (d) compliance with any applicable requirements of the Securities Act and the rules and regulations promulgated thereunder;

     (e) compliance with any applicable foreign or state securities or "blue sky" laws and the rules and regulations of the NYSE;

     (f) compliance with the requirements of applicable insurance regulatory agencies, if any, having authority over HCCH; and

     (g) registration of Merger Sub as an insurance agency under the laws of the state of Illinois;

     (h) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain (i) would not reasonably be expected to have a Material Adverse Effect on HCCH or (ii) would not materially adversely affect the ability of Kachler, HCCH or Merger Sub to consummate the transactions contemplated hereby and operate their businesses as heretofore operated.

     SECTION 4.4 NON-CONTRAVENTION. The execution, delivery and performance by HCCH and Merger Sub of this Agreement and the Articles of Merger and the consummation by HCCH and Merger Sub of the transactions contemplated hereby and thereby do not and will not:

     (a) contravene or conflict with the Articles or Certificate of Incorporation, as the case may be, or Bylaws of HCCH or Merger Sub;

     (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to HCCH or Merger Sub;

     (c) conflict with or result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation of or loss of a material benefit under, or right to accelerate, any material agreement, contract or other instrument binding upon HCCH or Merger Sub or any material license, franchise, permit or other similar authorization held by HCCH or Merger Sub; or

     (d) result in the creation or imposition of any Lien on any material asset of HCCH or Merger Sub;

except, with respect to clauses (b), (c) and (d) above, for contraventions, defaults, losses, Liens and other matters referred to in such clauses that in the aggregate would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on HCCH.

     SECTION 4.5   CAPITALIZATION OF HCCH.

     (a) The authorized capital stock of HCCH consists of 100,000,000 shares of HCCH Common Stock. As of December 31, 1997, there were 46,117,454 shares of HCCH Common Stock issued and outstanding. All outstanding shares of HCCH Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except as set forth in this Section and as otherwise contemplated by this Agreement and except as disclosed in public filings made by HCCH with the SEC prior to the Closing Date, and except for changes since December 31, 1997 resulting from the exercise of employee and director stock options or such other changes resulting from any other proposed or consummated merger or acquisition where HCCH shall survive, there are outstanding (i) no shares of capital stock or other voting securities of HCCH, (ii) no securities of HCCH convertible into or exchangeable for shares of capital stock or voting securities of HCCH and (iii) no options or other rights to acquire from HCCH, and no obligation of HCCH to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of HCCH (the items in clauses (i), (ii) and (iii) being referred to collectively as the "HCCH Securities"). There are no outstanding obligations of HCCH to repurchase, redeem or otherwise acquire any HCCH Securities.

     (b) All shares of HCCH Common Stock issued in the Merger shall, upon issuance, be fully paid, validly issued and nonassessable. HCCH has sufficient authorized and unissued shares of HCCH Common Stock for issuance pursuant to the Merger.

     SECTION 4.6 ORGANIZATION OF MERGER SUB. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which are issued and outstanding. All the issued and outstanding capital stock of Merger Sub is owned by HCCH. Merger Sub has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

     SECTION 4.7   SEC FILINGS.

     (a) HCCH has since October 28, 1992 filed all forms, proxy statements, schedules, reports and other documents required to be filed by it with the SEC pursuant to the Exchange Act.

     (b)    HCCH has made available to Kachler and to all Shareholders:

            (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1996, 1995 and 1994;

            (ii) its quarterly report on Form 10-Q for its fiscal quarters ending March 31, June 30, and September 30, 1997;

            (iii) any current reports on Form 8-K since January 1, 1997 and its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of HCCH held since January 1, 1997; and

            (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1996.

     (c) As of its filing date, no such report or statement filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) No registration statement filed pursuant to the Securities Act, if declared effective by the SEC, as of the date such statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 4.8 FINANCIAL STATEMENTS. The audited consolidated financial statements of HCCH included in its annual reports on Form 10-K and the unaudited financial statements of HCCH included in its quarterly reports on Form 10-Q referred to in Section 4.7 present fairly, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of HCCH and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and failure to include footnote disclosures in the case of any interim financial statements). For purposes of this Agreement, "HCCH Balance Sheet" means the consolidated balance sheet of HCCH as of September 30, 1997, and the notes thereto, contained in HCCH's quarterly report on Form 10-Q filed for its fiscal quarter then ended, and "HCCH Balance Sheet Date" means September 30, 1997.

     SECTION 4.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the HCCH Disclosure Schedule, since the HCCH Balance Sheet Date, HCCH has in all material respects conducted its business in the ordinary course and there has not been:

     (a) any Material Adverse Change with respect to HCCH or any event, occurrence or development of a state of circumstances or facts known to HCCH, which as of the date hereof could reasonably be expected to have a Material Adverse Effect on HCCH;

     (b)    any amendment of any material term of any outstanding HCCH
Securities;

     (c) any action by HCCH or, to HCCH's knowledge, any affiliate of HCCH which would preclude the ability of HCCH to account for the business combination to be effected by the Merger as a "pooling of interests" under generally accepted accounting principles; or

     (d) the entering into of any agreement by HCCH or any person on behalf of HCCH to take any of the foregoing actions.

     SECTION 4.10 NO UNDISCLOSED LIABILITIES. There are no liabilities of HCCH of any kind whatsoever that are, individually or in the aggregate, material to HCCH, other than:

     (a) liabilities disclosed or provided for in the HCCH Balance Sheet (including the notes thereto);

     (b) liabilities incurred in the ordinary course of business consistent with past practice since the HCCH Balance Sheet Date; and

     (c) liabilities under this Agreement or as indicated in the HCCH Disclosure Schedule.

     SECTION 4.11 LITIGATION. Other than actions, suits, proceedings, claims or investigations occurring in the ordinary course of business or such actions, suits, proceedings, claims or investigations involving respective amounts in controversy of less than $10,000,000 each, there is no action, suit, proceeding, claim or investigation pending or, to the knowledge of HCCH, overtly threatened, against HCCH or any of its assets or against or involving any of its officers, directors or employees in connection with the business or affairs of HCCH, including, without limitation, any such claims for indemnification arising under any agreement to which HCCH is a party, which could, individually or in the aggregate, have a Material Adverse Effect on HCCH.
HCCH is not subject to or in default with respect to any writ, order, judgment, injunction or decree which could, individually or in the aggregate, have a Material Adverse Effect on HCCH.

     SECTION 4.12  TAXES.

     (a) HCCH (i) has filed when due (taking into account extensions) with the appropriate federal, state, local, foreign and other governmental agencies, all material tax returns, estimates and reports required to be filed by it,
(ii) either paid when due and payable or established adequate reserves or otherwise accrued on the HCCH Balance Sheet all material Taxes, and there are no tax deficiencies claimed in writing by any Taxing authority and received by HCCH that, in the aggregate, would result in any tax liability in excess of the amount of the reserves or accruals, and (iii) has or will establish in accordance with its normal accounting practices and procedures accruals and reserves that, in the aggregate, are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the Effective Time. The HCCH Disclosure Schedule sets forth those tax returns of HCCH (or any predecessor entities) for all periods that currently are the subject of audit by any federal, state, local or foreign taxing authority.

     (b) There are no material Taxes, interest, penalties, assessments or deficiencies claimed in writing by any taxing authority and received by HCCH to be due in respect of any tax returns filed by HCCH (or any predecessor corporations). Neither HCCH nor any predecessor corporation, has executed or filed with the IRS or any other Taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

     (c) HCCH is not a party to or bound by (or will prior to the Effective Date become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement or other similar arrangement which includes a party other than HCCH and its Subsidiaries. HCCH has not been a member of an affiliated group other than one of which HCCH was the parent, or filed or been included in a combined, consolidated or unitary Tax return other than one filed by HCCH (or a return for a group consisting solely of its Subsidiaries and predecessors).

     SECTION 4.13  EMPLOYEE BENEFIT PLANS; ERISA.

     (a) Except as otherwise disclosed neither HCCH nor any corporation or other entity which under Section 4001(b) of ERISA is under common control with HCCH (an "HCCH ERISA Affiliate") maintains or within the past five years has maintained, contributed to, or been obligated to contribute to, any Pension Plan or any Welfare Plan which is subject to ERISA. Each Pension Plan and Welfare Plan disclosed in the HCCH Disclosure Schedule and maintained by HCCH has been maintained in all material respects in compliance with their terms and all provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto.

     (b) Except as otherwise disclosed neither HCCH nor any HCCH ERISA Affiliate maintains or has maintained or contributed to any Pension Plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code. HCCH has made available to Kachler and the Affiliated Companies, for each Pension Plan which is intended to be "qualified" within the meaning of
Section 401(a) of the Code, a copy of the most recent determination letter issued by the IRS to the effect that each such Plan is so qualified and that each trust created thereunder is tax exempt under Section 501 of the Code, and HCCH is unaware of any fact or circumstances that would jeopardize the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder.

     (c) To the knowledge of HCCH, no Pension Plan or Welfare Plan is currently subject to an audit or other investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency or office nor are any such Plans subject to any lawsuits or legal proceedings of any kind or to any material pending disputed claims by employees or beneficiaries covered under any such Plan or by any other parties.

     (d)    No "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, resulting in liability to HCCH or any HCCH ERISA Affiliate has occurred with respect to any Pension Plan or Welfare Plan. HCCH has no knowledge of any breach of fiduciary responsibility under Part 4 of Title I of ERISA which has resulted in liability of HCCH, any HCCH ERISA Affiliate, any trustee, administrator or fiduciary of any Pension Plan or Welfare Plan.

     (e) Neither HCCH nor any HCCH ERISA Affiliate, since January 1, 1986, has maintained or contributed to, or been obligated or required to contribute to, a "Multiemployer Plan," as such term is defined in Section 4001(a)(3) of ERISA. Neither HCCH nor any HCCH ERISA Affiliate has either withdrawn, partially or completely, or instituted steps to withdraw, partially or completely, from any Multiemployer Plan nor has any event occurred which would enable a Multiemployer Plan to give notice of and demand payment of any withdrawal liability with respect to HCCH or any HCCH ERISA Affiliate.

     (f) With respect to HCCH and each HCCH ERISA Affiliate, the HCCH Disclosure Schedule correctly identifies each material agreement, policy, plan or other arrangement, whether written or oral, express or implied, fixed or contingent, to which HCCH is a party or by which HCCH or any property or asset of HCCH is bound, which is or relates to a pension, option, bonus, deferred compensation, retirement, stock purchase, profit-sharing, severance pay, health, welfare, incentive, vacation, sick leave, medical disability, hospitalization, life or other insurance or fringe benefit plan, policy or arrangement.

     SECTION 4.14  MATERIAL AGREEMENTS.

     (a) The HCCH Disclosure Schedule includes a complete and accurate list of all contracts, agreements, leases (other than HCCH Property Leases, as hereinafter defined) and instruments to which HCCH is a party or by which it or its properties or assets are bound which individually involve net payments or receipts in excess of $15,000,000 per annum, inclusive of contracts that pertain to employment or severance benefits for any officer, director or employee of HCCH, whether written or oral, but exclusive of contracts entered into with customers and suppliers in the ordinary course of business or contracts, agreements, leases and instruments terminable without penalty by HCCH upon 60 days or less prior written notice to the other party or parties thereto (the "Material HCCH Agreements").

     (b) Neither HCCH, nor, to the knowledge of HCCH, any other party is in default under any Material HCCH Agreement and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of any Material HCCH Agreement or result in the creation of any security interest upon, or any person obtaining any right to acquire, any properties, assets or rights of HCCH which, in any such case, has had or would reasonably be expected to have a Material Adverse Effect on HCCH.

     (c) To the knowledge of HCCH, each such Material HCCH Agreement is in full force and effect and is valid and legally binding and there are no material unresolved disputes involving or with respect to any Material HCCH Agreement.
No party to a Material HCCH Agreement has advised HCCH that it intends either to terminate a Material HCCH Agreement or to refuse to renew a Material HCCH Agreement upon the expiration of the term thereof.

     (d) Each of HCCH and Merger Sub, is not in violation of, or in default with respect to, any term of its Articles or Certificate of Incorporation or Bylaws.

     SECTION 4.15 PROPERTIES. To the knowledge of HCCH, all leases of real property to which HCCH is a party or by which it is bound ("HCCH Property Leases") which are material to the business of HCCH are in full force and effect. To the knowledge of HCCH, there exists no default under such HCCH Property Leases, nor any event which with notice or lapse of time or both would constitute a default thereunder by HCCH, which default would have a Material Adverse Effect on HCCH. All of the properties and assets which are owned by HCCH are owned free and clear of any Lien, except for Liens which do not have a Material Adverse Effect on HCCH or which have been disclosed in the HCCH Disclosure Schedule. HCCH has good and indefeasible title with respect to such owned properties and assets subject to no Liens, other than those permitted under this Section 4.15, to all of the properties and assets necessary for the conduct of their business other than to the extent that the failure to have such title would not have a Material Adverse Effect on HCCH.

     SECTION 4.16  ENVIRONMENTAL MATTERS.

     (a) To the knowledge of HCCH, no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to HCCH's knowledge, has been threatened by any governmental entity or other party with respect to any (i) alleged violation by HCCH or any of its Subsidiaries of any Environmental Law, (ii) alleged failure by HCCH or any such Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity.

     (b) To the knowledge of HCCH, HCCH has no material Environmental Liabilities and there has been no release of Hazardous Substances into the environment by HCCH or with respect to any of its properties which has had, or would be reasonably expected to have, a Material Adverse Effect on HCCH.

     SECTION 4.17  LABOR MATTERS.   HCCH is not a party to any collective
bargaining agreement or other labor union contract applicable to persons employed by HCCH, nor do the executive officers of HCCH know of any activities or proceedings of any labor union to organize any such employees.

     SECTION 4.18 COMPLIANCE WITH LAWS. Except for violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HCCH, HCCH is not in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations or any term of any judgment, decree, injunction or order binding against it.

     SECTION 4.19 TRADEMARKS, TRADENAMES, ETC. HCCH owns or possesses, or holds a valid right or license to use, all intellectual property, patents, trademarks, tradenames, servicemarks, copyrights and licenses, and all rights with respect to the foregoing, necessary for the conduct of its business as now conducted, without any known conflict with the rights of others.

     SECTION 4.20  BROKER'S FEES.   Neither HCCH nor Merger Sub, nor anyone
acting on the behalf or at the request thereof has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Merger.

     SECTION 4.21  KNOWLEDGE OF HCCH AND MERGER SUB.   As used in this
Agreement, "knowledge" of either HCCH or Merger Sub means the actual knowledge of the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, or any Executive Vice President of HCCH or Merger Sub, respectively.

                                      ARTICLE V

                              COVENANTS OF KACHLER, ETC.

     From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 10.1 hereof, (a) Kachler agrees, except as otherwise permitted with the written consent of HCCH, which consent shall not be unreasonably withheld, (b) with respect to Sections 5.1(i), 5.1(k) and 5.8, each Shareholder agrees and (c) with respect to Sections 5.4 and 5.10, LMK agrees that:

     SECTION 5.1 CONDUCT OF KACHLER. Kachler shall in all material respects conduct its business in the ordinary course. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated by this Agreement:

     (a) Kachler will not adopt or propose any change in its Articles of Incorporation or Bylaws;

     (b) Kachler will not enter into or amend any employment agreements (oral or written) or increase the compensation payable or to become payable by it to any of its officers, directors, or consultants over the amount payable as of December 31, 1997, or increase the compensation payable to any other employees (other than (i) increases in the ordinary course of business which are not in the aggregate material to Kachler, or (ii) pursuant to plans disclosed in Kachler Disclosure Schedule), or adopt or amend any employee benefit plan or arrangement (oral or written) or adopt or amend any employee benefit plan or arrangement (oral or written), except that Kachler agrees to terminate the Kachler Corporation 401(k) Plan ("Kachler Plan") by appropriate action of its Board of Directors prior to the Closing Date (although the parties understand that liquidation of the Kachler Plan and a determination letter filing with the IRS will occur after the Closing Date);

     (c)    Kachler will not issue any Kachler Securities;

     (d) Kachler will keep in full force and effect any existing directors' and officers' liability insurance and will not modify or reduce the coverage thereunder;

     (e) Other than the payment of dividends in accordance with its existing dividend policy or practice, which policy or practice is consistent with past policy or practice and as consented to by HCCH, Kachler will not pay any dividend or make any other distribution to holders of its capital stock nor redeem or otherwise acquire any Kachler Securities;

     (f) Kachler will not, directly or indirectly, dispose of or acquire any properties or assets except in the ordinary course of business;

     (g) Kachler will not incur any additional indebtedness for borrowed money except pursuant to existing arrangements which have been disclosed to HCCH prior to the date hereof;

     (h) Kachler will not amend or change the period of exercisability or accelerate the exercisability of any outstanding options or warrants to acquire shares of capital stock, or accelerate, amend or change the vesting period of any outstanding restricted stock;

     (i) Kachler, and each Shareholder will not knowingly take any action, other than those which have been disclosed to and approved by HCCH, that would prevent the accounting for the business combination to be effected by the Merger as a pooling-of-interests;

     (j) Kachler will not (i) change accounting methods except as necessitated by changes which Kachler is required to make in order to prepare its federal, state and local Tax returns; (ii) amend or terminate any contract, agreement or license to which it is a party (except pursuant to arrangements previously disclosed in writing to HCCH or disclosed in the Kachler Disclosure Schedule) except those amended or terminated in the ordinary course of business, consistent with past practices, or involving changes which are not materially adverse in amount or effect to Kachler; (iii) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practices, and which are not material in amount which travel and expenses shall be documented by receipts for the claimed amounts; (iv) enter into any guarantee or suretyship for any obligation except for the endorsements of checks and other negotiable instruments in ordinary course of business, consistent with past practice;
(v) waive or release any material right or claim except in the ordinary course of business, consistent with past practice; (vi) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock, or take any action other than this transaction to accelerate the vesting of any outstanding option or other security (except pursuant to existing arrangements disclosed in writing to HCCH before the date of this agreement); (vii) except for the Merger, merge, consolidate or reorganize with or acquire any entity;
(viii) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to HCCH for its review prior to such agreement or filing; and
(ix) terminate the employment of any key executive employee; and

     (k) Kachler, and each of the Shareholders will not, directly or indirectly, agree or commit to do any of the foregoing.

     SECTION 5.2 SHAREHOLDER APPROVAL. At the earliest practicable date, Kachler will duly call and hold a special shareholders meeting, or duly take action by the written consent of its shareholders, whereby this Agreement, the Merger and related matters will be submitted for the consideration and approval of its shareholders (the "Shareholder Vote") which approval will be recommended by the board of directors of Kachler, subject to Section 5.4. The Shareholder Vote will be effected in compliance with applicable law.

     SECTION 5.3 ACCESS TO FINANCIAL AND OPERATIONAL INFORMATION. Kachler will give HCCH, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to its offices, properties, books and records, will furnish to HCCH, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data as such persons may reasonably request and will instruct its employees, counsel and financial advisors to cooperate with HCCH in its investigation of the business of Kachler and in the planning for the combination of the businesses of Kachler and HCCH following the consummation of the Merger; PROVIDED that no investigation pursuant to this Section shall affect any representation or warranty given hereunder. In addition, Kachler will cooperate in arranging joint meetings among representatives of Kachler and HCCH and persons with whom Kachler maintain business relationships. All information obtained pursuant to this Section 5.3 shall be governed by the confidentiality provisions of the Parties' letter of intent dated December
24, 1997 (the "Confidentiality Agreement").

     SECTION 5.4   OTHER OFFERS.

     (a) Kachler, and LMK will not, and will use their best efforts to cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or discuss any Acquisition Proposal (as hereinafter defined), or (ii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by counsel, engage in negotiations with, or disclose any nonpublic information relating to, Kachler or afford access to the properties, books or records of Kachler to, any person or entity that may be considering making, or has made, an Acquisition Proposal. To the extent that Kachler or any of their respective officers, directors, employees or other agents, or LMK are currently involved in any discussions with respect to any Acquisition Proposal or contemplated or proposed Acquisition Proposal, Kachler and LMK shall terminate, and shall use its or his best efforts to cause its respective officers, directors, employees or other agents to terminate, such discussions immediately. The term "Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Kachler or the acquisition of any equity interest in, or a substantial portion of the assets of Kachler other than the transactions contemplated by this Agreement.

     (b) Subject to their fiduciary duties, the Board of Directors of Kachler, and each Shareholder shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to HCCH, the approval or recommendation by such Board of Directors or Shareholder, of this Agreement, the Merger or the other documents or transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (other than an Acquisition Proposal made by HCCH or an affiliate of HCCH) or (iii) approve or authorize the entering into any agreement with respect to any Acquisition Proposal.

     SECTION 5.5 MAINTENANCE OF BUSINESS. Kachler will use its reasonable best efforts to carry on its business, keep available the services of its officers and employees and preserve its relationships with those of its customers, agents, suppliers, licensors and others having business relationships with it that are material to its business in substantially the same manner as it has prior to the date hereof. If Kachler becomes aware of a material deterioration or facts which are likely to result in a material deterioration in the relationship with any customers, supplier, licensor or others having business relationships with it, it will promptly bring such information to the attention of HCCH in writing.

     SECTION 5.6 COMPLIANCE WITH OBLIGATIONS. Kachler shall use its reasonable best efforts to comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its respective charter and bylaws, by which it, its properties or its assets may be bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to Kachler and its properties or assets.

     SECTION 5.7 NOTICES OF CERTAIN EVENTS. Kachler shall, upon obtaining knowledge of any of the following, promptly notify HCCH of:

     (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger,

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Merger, and

     (c) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against Kachler which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or which relate to the consummation of the Merger.

     SECTION 5.8 AFFILIATES AGREEMENT. To facilitate the treatment of the Merger for accounting purposes as a pooling-of-interests, Kachler and each Shareholder shall deliver to HCCH simultaneously with the execution of this Agreement, a written agreement (the "Affiliates Agreement") in form and substance reasonably satisfactory to HCCH and such Affiliates.

     SECTION 5.9 NECESSARY CONSENTS. Kachler shall use reasonable best efforts to obtain such written consent and take such other actions as may be necessary or appropriate for Kachler to facilitate and allow the consummation of the transactions provided for herein and to facilitate and allow HCCH to carry on the acquired business after the Closing Date (as defined in Section
11.1 hereof).

     SECTION 5.10 REGULATORY APPROVAL. Kachler, and, where required pursuant to the HSR Act or the rules or regulations of any regulatory agency, LMK, will execute and file, or join in the execution and filing, with any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which HCCH may reasonably request, in connection with the consummation of the transaction provided for in this Agreement. Kachler and LMK, will use reasonable best efforts to obtain or assist HCCH in obtaining all such authorizations, approvals and consents. LMK shall utilize his best efforts to organize a new corporation under the laws of the State of Texas ("New Kachler") and license such corporation as a life, accident and health insurance agent, and HMO agent, writing accident and health business in the State of Texas. Upon the Closing, LMK shall execute and enter into and shall cause New Kachler to enter into the Option Agreement and the Administrative Services and Facilities Agreement (the "Facilities Agreement") attached hereto as Exhibits "B" and "C," respectively.

     SECTION 5.11 SATISFACTION OF CONDITIONS PRECEDENT. Kachler and LMK shall use all reasonable best efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.


                                      ARTICLE VI

                           COVENANTS OF HCCH AND MERGER SUB

     From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) the termination of this Agreement pursuant to Section
10.1 hereof, HCCH and Merger Sub agree that, except as otherwise permitted with the written consent of Kachler, which consent shall not be unreasonably withheld:

     SECTION 6.1 CONDUCT OF HCCH. HCCH shall in all material respects conduct its business in the ordinary course PROVIDED, HOWEVER, THAT nothing in this Agreement shall be construed to prohibit or otherwise restrain HCCH in any manner from acquiring other businesses or substantially all of the assets thereof. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as contemplated hereby or previously disclosed by HCCH to Kachler in writing:

     (a) HCCH will not adopt or propose any change in its Certificate of Incorporation or Bylaws;

     (b) HCCH will not take any action that would result in a failure to maintain the trading of HCCH Common Stock on the NYSE; and

     (c)    HCCH will not agree or commit to do any of the foregoing.

     SECTION 6.2 ACCESS TO FINANCIAL AND OPERATION INFORMATION. HCCH will give Kachler, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the public information HCCH has filed with the Commission and will make available to Kachler copies of all reports, schedules, registration statements, correspondence and other documents filed with or delivered to the SEC, PROVIDED that no investigation pursuant to this Section shall affect any representation or warranty given by HCCH to Kachler or the Shareholders hereunder. All information obtained pursuant to this Section 6.2 shall be governed by the Confidentiality Agreement.

     SECTION 6.3 MAINTENANCE OF BUSINESS. HCCH will use its reasonable best efforts to carry on its business, keep available the services of its officers and employees and preserve its relationships with those of its customers, suppliers, licensors and others having business relationships with it that are material to its business in substantially the same manner as it has prior to the date hereof. If HCCH becomes aware of a material deterioration or facts which are likely to result in a material deterioration in the relationship with any material customer, supplier, licensor or others having business relationships with it, it will promptly bring such information to the attention of Kachler in writing.

     SECTION 6.4 COMPLIANCE WITH OBLIGATIONS. HCCH shall use its reasonable best efforts to comply in all material respects with (i) all applicable federal, state, local and foreign laws, rules and regulations, (ii) all material agreements and obligations, including its respective charter and bylaws, by which it, its properties or its assets may be bound, and (iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to HCCH and its respective properties or assets; except to the extent that the failure to comply with matters in clauses (i), (ii) and (iii) would not have a Material Adverse Effect on HCCH.

     SECTION 6.5 NOTICES OF CERTAIN EVENTS. HCCH shall, upon obtaining knowledge of any of the following, promptly notify Kachler of:

     (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger;

     (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Merger; and

     (c) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against HCCH which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 4.12 or which relate to the consummation of the Merger.

     SECTION 6.6 OBLIGATIONS OF MERGER SUB. HCCH will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Merger Sub will not issue any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any option, warrant or other right to acquire its capital stock to any person or entity other than HCCH or a wholly owned Subsidiary of HCCH. Merger Sub shall not incur any indebtedness or liabilities of any kind except pursuant to this Agreement.

     SECTION 6.7 NOTICE TO AFFILIATES. HCCH shall, at least 30 days prior to the Effective Date, cause to be delivered to each person HCCH believes to be an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of HCCH a notice informing such persons of restrictions on transfer resulting from the Merger being accounted for as a pooling-of-interests in accordance with generally accepted principles and all published rules, regulations and policies of the SEC.

     SECTION 6.8 REGULATORY APPROVAL. HCCH will execute and file, or join in the execution and filing, with any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required in connection with the consummation of the transaction provided for in this Agreement. HCCH will use reasonable best efforts to obtain or assist

Kachler in obtaining all such authorizations, approvals and consents, including, without limitation, the licensing of New Kachler under Texas law.


                                     ARTICLE VII

                 COVENANTS OF HCCH, KACHLER AND AFFILIATED COMPANIES

     From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 10.1 hereof, each of Kachler, and HCCH agree that:

     SECTION 7.1 ADVICE OF CHANGES. It will promptly advise the other in writing (i) of any event known to any of its executive officers or the Shareholders occurring subsequent to the date of this Agreement that in its reasonable judgment renders any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Effective Date, untrue, inaccurate or misleading in any material respect and
(ii) of any Material Adverse Change in the business condition of the party.

     SECTION 7.2 REGULATORY APPROVALS. It shall execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be requested in connection with the consummation of the Merger. Each party shall use its best efforts to obtain all such authorizations, approvals and consents.

     SECTION 7.3 ACTIONS CONTRARY TO STATED INTENT. It shall not, from or after the date hereof and either before or after the Effective Time, take any action that would prevent the Merger from qualifying as a reorganization under
Section 368(a) of the Code or prevent the business combination to be effected by the Merger from being accounted for as a pooling-of-interests under generally accepted accounting principles. Each of HCCH and, Kachler shall use its reasonable best efforts to cause its affiliates not to take any action that would preclude the ability of HCCH to account for the business combination to be effected by the Merger as a pooling-of-interests.

     SECTION 7.4 CERTAIN FILINGS. Kachler and HCCH shall cooperate with one another:

     (a)    in connection with the preparation of any filing required by the HSR
Act;

     (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; and

     (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 7.5 COMMUNICATIONS. HCCH will not furnish any communication, if the subject matter thereof relates to the transactions contemplated by this Agreement and is not in the ordinary course of business, without the prior notice to Kachler as to the content thereof.

     SECTION 7.6 SATISFACTION OF CONDITIONS PRECEDENT. HCCH and Kachler will each use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

     SECTION 7.7 TAX COOPERATION. HCCH and Kachler shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes or fees which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.


                                     ARTICLE VIII

                                POST-CLOSING COVENANTS

     SECTION 8.1 LISTING OF HCCH COMMON STOCK. HCCH shall cause the shares of HCCH Common Stock to be issued in the Merger to be approved for listing on the NYSE.

     SECTION 8.2 PUBLICATION OF POST-MERGER RESULTS. HCCH shall use commercially reasonable efforts to cause financial results covering at least thirty days of post Merger combined operations to be published in its first report of quarterly financial statements as soon as practicable and by the date such information is required to be filed with the SEC.

     SECTION 8.3 EMPLOYEE BENEFITS. Following the consummation of the Merger, as soon as reasonably practicable, HCCH shall arrange to make generally available to the employees of Kachler the benefits generally applicable to employees of HCCH.

     SECTION 8.4 OFFICERS AND DIRECTORS INSURANCE. (a) Except as set forth below, commencing upon the Effective Date, to the extent HCCH provides, in its sole discretion, liability insurance coverage to officers, directors and employees of HCCH, HCCH shall provide those persons who are officers, directors and employees of Kachler and who become officers, directors or employees of HCCH with liability insurance coverage identical to that which it provides to other officers, directors and employees of HCCH.

     (b) HCCH and the Surviving Corporation shall, until the second anniversary of the Closing Date, maintain or cause to be maintained in effect errors and omissions or malpractice insurance policies maintained by Kachler as of the Closing Date (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured party) with respect to claims arising from facts or events that occurred on or prior to the Closing Date.

     SECTION 8.5 SECURITIES ACT REPORTS. For so long as the HCCH Common Stock held by the Shareholders is required to be sold pursuant to Rule 144 or Rule 145 of the Exchange Act, HCCH shall file such reports and take such further actions as may be required pursuant to such Rule 144 or Rule 145 to allow the continued sale of such HCCH Common Stock by such Shareholders thereunder.

     SECTION 8.6 ASSIGNMENT OF COMMISSIONS. Each Shareholder and each other person who is entitled to commissions, fees or other amounts attributable to business written by such Shareholder and/or other person for business written on behalf of Kachler or New Kachler shall irrevocably assign the rights to such fees, commissions or other amounts to Kachler or New Kachler.


                                      ARTICLE IX

                               CONDITIONS TO THE MERGER

     SECTION 9.1 CONDITIONS TO OBLIGATIONS OF HCCH AND MERGER SUB. The obligations of HCCH and Merger Sub hereunder are subject to the fulfillment or satisfaction, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived by HCCH, but only in a writing signed by HCCH):

     (a) The representations and warranties of Kachler and each Shareholder contained in Article III shall be true and accurate in all material respects on and as of the Effective Date with the same force and effect as if they had been made on the Effective Date (except to the extent a representation or warranty speaks specifically as of an earlier date and except for changes contemplated by this Agreement) and Kachler and each Shareholder shall have provided HCCH with a certificate executed by the President of the corporation or individually, as the case may be, dated as of the Effective Date, to such effect.

     (b) Kachler and each Shareholder shall have performed and complied in all material respects with all of the covenants contained herein on or before the Effective Date, and HCCH shall receive a certificate to such effect signed by the President of the corporation or individually, as the case may be.

     (c) Except as set forth in the Kachler Disclosure Schedule, there shall have been no Material Adverse Change in Kachler or any of the Affiliated Companies since December 31, 1997.

     (d) HCCH shall have received from (i) each person or entity who may be deemed pursuant to Section 5.8 to be an affiliate of Kachler a duly executed Affiliates Agreement and (ii) each Shareholder the written agreement contemplated to be entered into by such person pursuant to Section 5.8 and such agreements shall remain in full force and effect.

     (e) All written consents, assignments, waivers or authorizations, other than Governmental Authorizations, that are required as a result of the Merger for the continuation in full force and effect of the material contracts set forth on the Kachler Disclosure Schedule hereto or leases of Kachler shall have been obtained.

     (f) HCCH shall have received the opinion of Bracewell & Patterson, L.L.P. in form and substance satisfactory to HCCH.

     (g) All underwriting agreements of Kachler in force on the date hereof shall be in force on the Effective Date, except for such agreements which have been replaced with agreements of similar like and kind.

     (h) LMK shall be alive and not, in any way, Disabled. For purposes of this Agreement, LMK shall be deemed to be "Disabled" if he is unable to engage in any substantial portion of his regular duties for Kachler and each Affiliated Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

     (i) Kachler shall have received the unqualified opinion of Mann, Frankfort Stein & Lipp, independent public accountants to Kachler on its audited financial statements for the most recent fiscal year end.

     (j) Kachler shall have delivered to HCCH its audited or unaudited, as the case may be balance sheet and its audited or unaudited, as the case may be income statement for the most recent fiscal year end and as of and at December 31, 1997.

     (k) Kachler, on an adjusted pro-forma basis and giving effect to this transaction, shall have earned no less than $4.8 million before taxes and bonuses for the period ended December 31, 1997.

     (l) HCCH shall have received executed Employment, Non-competition and Confidentiality Agreements (in form and substance satisfactory to HCCH) from each Shareholder and such other employees of Kachler as HCCH shall reasonably request.

     (m) HCCH shall have received such documents which it believes necessary to confirm that all commissions relating to the business of Kachler shall be assigned to HCCH from any licensed agent or otherwise.

     (n) LMK shall have completed the organization and licensing of New Kachler, and both LMK and New Kachler shall have executed and entered into the Option Agreement and the Facilities Agreement.

     SECTION 9.2 CONDITIONS TO OBLIGATIONS OF KACHLER AND SHAREHOLDERS. Kachler's, and each Shareholder's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived, but only in a writing signed by such party):

     (a) The representations and warranties of HCCH set forth herein shall be true and accurate in all material respects on and as of the Effective Date with the same force and effect as if they had been made on the Effective Date (except to the extent a representation or warranty speaks specifically as of an earlier date and except for changes contemplated by this Agreement) and HCCH shall have provided Kachler with a certificate executed by the President or, any Executive Vice President and the Chief Financial Officer of HCCH, dated as of the Effective Date, to such effect. For the purposes of determining the accuracy of the representations and warranties of HCCH, any change or effect in the business of HCCH that results in substantial part as a consequence of the public announcement or pendency of the intended acquisition of Kachler by HCCH shall not be deemed a Material Adverse Change or Material Adverse Effect or other breach of representation or warranty with respect to HCCH.

     (b) HCCH shall have performed and complied with all of its covenants contained herein in all material respects on or before the Effective Date, and Kachler shall receive a certificate to such effect signed by HCCH's President or, any Executive Vice President and the Chief Financial Officer.

     (c) Except as set forth in the HCCH Disclosure Schedule, there shall have been no Material Adverse Change in HCCH since the HCCH Balance Sheet Date.

     (d) Kachler shall have received a written opinion in form and substance satisfactory to it from Bracewell & Patterson to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Code. In preparing such opinion, counsel may rely on (and to the extent reasonably required, Kachler, and the Shareholders shall make) reasonable representations as to facts related thereto.

     (e) Kachler shall have received from Winstead Sechrest & Minick P.C., counsel to HCCH, an opinion in form and substance satisfactory to the Shareholders.

     (f)    LMK shall have been appointed President of Kachler.

     SECTION 9.3 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of the parties hereunder are subject to the fulfillment, on and as of the Effective Date, of each of the following conditions (any one or more of which may be waived by such parties, but only in a writing signed by such parties):

     (a) Each of Kachler and the Shareholders shall have duly approved, where applicable, this Agreement, the Articles of Merger and the Merger, all in accordance with applicable laws and regulatory requirements.

     (b) No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the consummation of the Merger (each party agreeing to use its reasonable best efforts to have any such order, decree or injunction lifted).

     (c) There shall have been obtained any and all Governmental Authorizations, permits, approvals and consents of securities or "blue sky" commissions of any jurisdiction and of any other governmental body or agency, that may reasonably be deemed necessary so that the consummation of the Merger will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on HCCH, Kachler, or the Surviving Corporation, or would be reasonably likely to subject any of HCCH, Merger Sub, Kachler, or any of their respective directors or officers to penalties or criminal liability.

     (d) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated.


                                      ARTICLE X

                               TERMINATION OF AGREEMENT

     SECTION 10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time whether before or after the approval by the shareholders of Kachler and the Affiliated Companies:

     (a) By the mutual consent of the Boards of Directors of HCCH and Kachler.

     (b) By the Board of Directors of either HCCH or Kachler if there has been a material breach by the other or, in the case of HCCH, by any Shareholder, of any representation or warranty contained in this Agreement, which in either case cannot be, or has not been, cured within 15 days after written notice of such breach is given to the party committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

     (c) By the Board of Directors of either HCCH or Kachler if (i) all conditions of Closing required by Article 0 hereof have not been met or waived by March 31, 1998, or (ii) the Merger has not occurred by such date; provided, however, that neither HCCH nor Kachler, shall be entitled to terminate this Agreement pursuant to this subparagraph (c) if such party is in willful and material violation of any of its representations, warranties or covenants in this Agreement.

     (d) If any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

     (e) By the Board of Directors of HCCH, if LMK shall have become Disabled or shall have died.

     SECTION 10.2 EFFECT OF TERMINATION. Upon termination of this Agreement pursuant to this Article X, this Agreement shall be void and of no effect and shall result in no obligation of or liability to any party or their respective directors, officers, employees, agents or shareholders, other than the obligations pursuant to the Confidentiality Agreement, unless such termination was the result of an intentional breach of any representation, warranty or covenant in this Agreement, in which case the party who breached the representation, warranty or covenant shall be liable to the other party for damages, and all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement.

                                      ARTICLE XI

                                   CLOSING MATTERS

     SECTION 11.1 THE CLOSING. Subject to termination of this Agreement as provided in Article IX above, the closing of the transactions provided for herein (the "Closing") will take place at the offices of Winstead Sechrest & Minick P.C., 910 Travis Street, Suite 2400, Houston, Texas 77002 at 10:00 a.m., Houston Time on February 27, 1998, or, if all conditions to Closing have not been satisfied or waived by such date, such other place, time and date as Kachler and HCCH may mutually select (the "Closing Date"). Such Closing may, with the consent of all Parties, take place by delivery and exchange of documents by facsimile transmission with originals to follow by overnight mail service courier. Prior to or concurrently with the Closing, the Agreement of Merger and such officers' certificates or other documents as may be required to effect the Merger will be filed in the office of the Secretary of the State of Texas. Accordingly, the Merger will become effective at the Effective Time.


                                     ARTICLE XII

                             INDEMNIFICATION AND REMEDIES

     SECTION 12.1  GENERAL INDEMNIFICATION BY THE SHAREHOLDERS.   Each
Shareholder, jointly and severally to the extent hereinafter set forth, covenants and agrees to indemnify, defend, protect and hold harmless HCCH, Merger Sub and the Surviving Corporation and their respective officers, directors, employees, shareholders, members, assigns, successors and affiliates (individually, an "Indemnified Party" and collectively, "Indemnified Parties") from, against and in respect of:

     (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

            (i) any breach of any representation or warranty of Kachler or the Shareholders set forth in this Agreement or any schedule or certificate, delivered by or on behalf of Kachler or the Shareholders in connection herewith; or

            (ii) any nonfulfillment of any covenant or agreement by the Shareholders, or, prior to the Effective Time, Kachler, under this Agreement; or

            (iii) the business, operations or assets of Kachler prior to the Closing Date or the actions or omissions of Kachler's officers, employees or agents prior to the Closing Date, other than Damages arising from matters expressly disclosed in the Kachler Financial Statements, this Agreement or the Kachler Disclosure Schedules; or

            (iv) the matters disclosed on the Disclosure Schedule (Taxes) or the nonfulfillment of any representation, covenant or agreement described in Sections 3.12 (Taxes), 3.25 (Commissions) and 8.6 (Assignment of Commissions); or

            (v) the failure of Kachler or any Shareholder to obtain any necessary consent relating to the leasing by Kachler of the leasehold property utilized by Kachler; and

     (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 12.1.

     SECTION 12.2  LIMITATION AND EXPIRATION.  Notwithstanding the above:

     (a)    (i) there shall be no liability for indemnification under
Section 12.1 unless the aggregate amount of Damages exceeds $75,000 (the "Franchise Deductible"); provided, however, if Damages exceed the Franchise Deductible, the Indemnifying Persons shall be liable for all such Damages and
(ii) provided, further that the Franchise Deductible shall not apply to Damages arising out of any breaches of the covenants of the Shareholders set forth in this Agreement or representations and warranties made in Sections
3.12 (Taxes) and 3.25 (Commissions) (the "Deductible Exclusions");

     (b)    the aggregate amount of the Shareholders' liability under this
Article XII except for matters referred to as Deductible Exclusions and for matters of fraud as described in Section 12.6 shall not exceed an amount equal to one-half the Merger Consideration received by such Shareholder;

     (c) the indemnification obligations under this Article XII, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or (ii) of this Section 12.2(c):

            (i)    (1)    with respect to claims relating to or arising out of
(i) any Taxes arising out of or relating to the business of Kachler or (ii) the irrevocable assignment of all commissions, fees or other amounts due to Kachler for business for which a Shareholder has written as an employee or agent of Kachler that relates to business that has been written prior to the Closing
Date: (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, ten (10) years after the Closing Date; or

                   (2) with respect to claims other than those specified in clause (i)(1) of this Section 12.2(c) that are of a nature and of sufficient materiality typically expected to be encountered in the audit process, on the completion of the first independent audit of financial statements containing combined operations of HCCH and Kachler; or

                   (3) with respect to all claims other than those referred to in clause (i)(1) or (2) of this Section 12.2(c), twelve (12) months after the Effective Time; or

            (ii) the final resolution of claims or demands pending as of the relevant dates described in clause (i) of this Section 12.2(c) (such claims referred to as "Pending Claims").

     SECTION 12.3 AGREEMENT TO INDEMNIFY. Subject to the limitations set forth in this Article XII and except as set forth in Section 12.2, each Shareholder shall be liable severally and Pro Rata (as hereinafter defined), net of any recoveries under insurance policies recovered from third parties and tax savings (hereafter in this Section 12.3 referred to as "HCCH Damages"). "Pro Rata" for purposes of Sections 12.1 and 12.2 with respect to each Shareholder shall mean the proportion that such Shareholder's holdings of Kachler Common Stock as of the time immediately prior to the Effective Time bears to the total shares of Kachler Common Stock held by all Shareholders as of the time immediately prior to the Effective Time. In seeking indemnification for HCCH Damages under this Article XII following the Closing, the Indemnified Persons' remedy will be limited to receiving up to that number of shares of HCCH Common Stock determined by dividing (a) the amount of the HCCH Damages by (b) the closing sale price of HCCH's Common Stock on the New York Stock Exchange on the Effective Date (the "Closing Date Price"). Provided, however, that irrespective as to the number of claims asserted by Indemnified Persons hereunder and the amount of the HCCH Damages for which indemnification is sought, any such Shareholder, in the aggregate, shall under no circumstances be required to make indemnification payments hereunder beyond the Closing Date Price multiplied by one-half the number of shares of HCCH Common Stock received by such Shareholder at the time of the Merger (the "Maximum Shareholder Liability"). Notwithstanding anything to the contrary set forth herein, in the event that at the time of the resolution of any such indemnification claim, such Shareholder does not hold the number of shares of HCCH Common Stock (including any shares otherwise acquired at any time before or after the Effective Time or at any time after any claim is made for indemnification) necessary to settle any indemnification claim, then such Shareholder shall pay in cash or other immediately available funds the cash equivalent of the remainder of his in-stock indemnification obligations under this Section 12.3 up to his Maximum Shareholder Liability. In lieu of HCCH Common Stock, any Shareholder shall have the option to pay in cash or other immediately available funds the cash equivalent of all or any part of his in-stock Maximum Shareholder Liability.

     SECTION 12.4 HCCH AGREEMENT TO INDEMNIFY. Subject to the limitations set forth in this Article XII, HCCH will indemnify and hold harmless Kachler, and the Kachler Shareholders and their officers, shareholders, directors, administrators, successors and assigns from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees, net of any recoveries under insurance policies, recoveries from third parties and tax savings (hereafter in this Section 12.4 referred to as "Kachler Damages") arising out of any misrepresentation or breach of or default under any of the representations, warranties, covenants and agreements given or made by HCCH or Merger Sub in this Agreement or any certificate or exhibit delivered by or on behalf of HCCH or Merger Sub pursuant hereto. In seeking indemnification for Kachler Damages under this Section 12.4 following the Closing, the Indemnified Person's remedy will be limited to receiving that number of additional shares of HCCH Common Stock determined by dividing (a) the amount of the Kachler Damages by (b) the Closing Date Price. Provided, however, that irrespective of the number of claims asserted by Indemnified Persons hereunder in the amount of the Kachler Damages for which indemnification is sought, HCCH, in the aggregate, shall under no circumstances be obligated to make an indemnification payment hereunder beyond that number of additional shares of HCCH Common Stock equal to one-half of the total number of shares of HCCH Common Stock provided to the Kachler Shareholders on the Effective Date (the "Maximum HCCH Liability").
The indemnification provided for in this Section 12.4 will not apply unless and until the aggregate Kachler Damages for which one or more Indemnified Person seeks indemnification exceeds $75,000 in the aggregate, in which event the indemnification provided for will include all Kachler Damages (a franchise deductible) up to the Maximum HCCH Liability.

     SECTION 12.5  PROCEDURE FOR INDEMNIFICATION; THIRD PARTY CLAIMS.

     (a) Promptly after receipt by an Indemnified Party under this Article XII of notice of a claim against it for indemnification brought under this
Article XII (a "Claim"), the Indemnified Party will, if a claim is to be made against an Indemnifying Party, give prompt written notice to the Indemnified Party of the Claim, but the failure to promptly notify the Indemnified Party will not relieve the Indemnified Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudice by the Indemnifying Party's failure to give such prompt notice. Such notice shall contain a description in reasonable detail of facts upon which such Claim is based and, to the extent known, the amount thereof.

     (b) If any Claim referred to in this Article XII is made by a third party against an Indemnified Party and such Indemnified Party gives written notice to the Indemnifying Party of the Claim, the Indemnifying Party will be entitled to participate in the defense of Claim but under all circumstances HCCH shall be entitled to assume the defense of the Claim and, thereafter, if HCCH has so assumed the defense, no other party hereto will be liable under this Article XII for any fees of counsel or any other expenses with respect to the defense of the Claim in each case subsequently incurred in connection with the defense of the Claim unless such other party elects to retain its separate counsel. If HCCH is not the Indemnifying Party and elects, in writing, not to assume the defense, the Indemnifying Party shall assume the defense and HCCH will not be liable for any fees or expenses with respect to the Defense of the Claim, unless HCCH elects to retain its separate counsel.

     SECTION 12.6 LIMITATION ON LIABILITY. (a) It is a fundamental point of mutual agreement among all Parties hereto that the Parties' liability for and in respect of this Agreement and the Merger shall, except for matters of proved fraud, be limited to the absolute, fixed dollar amounts and for the absolute, fixed time limitations specified in this Article XII. These limitations of amount of liability and time to assert any such liability shall apply to all claims and other demands, charges, allegations, liabilities, responsibilities, exposures and the like (collectively "Claims Against A Party") no matter how any and all of such Claims Against A Party may be brought or asserted, whether sounding in contract, tort or otherwise, including, without limitation, Claims Against A Party based on breach of contract, breach of representation, warranty or covenant, misrepresentation, fraudulent inducement, negligent misrepresentation, indemnity (contractual or otherwise), contribution (contractual or otherwise), or loss in reliance. A Party's liability in matters of fraud shall be limited to two times the Maximum Shareholders Liability or the Maximum HCCH Liability, as the case may be.


                                 ARTICLE XIII

                                MISCELLANEOUS

     SECTION 13.1 APPOINTMENT OF REPRESENTATIVE. Subject to the successorship provisions of this Section 13.1, LMK (the "Representative") is hereby irrevocably appointed as the attorney-in-fact and representative of the interests of the Shareholders for all purposes of this Agreement, and notice is hereby given thereof to HCCH and Merger Sub, and, without independent verification, HCCH and Merger Sub may rely upon Representative's undertakings in such capacity. The Representative shall have full and irrevocable authority on behalf of the Shareholders, and shall promptly and completely exercise such authority in a timely fashion to:

     (a) participate in, represent and bind the Shareholders in all respects with respect to any arbitration or legal proceeding relating to this Agreement, including, without limitation, the defense and settlement of any matter, and the calculation thereof for every purpose thereunder, consent to jurisdiction, enter into any settlement, and consent to entry of judgment, each with respect to any or all of the Shareholders;

     (b) receive, accept and give notices and other communications relating to this Agreement;

     (c) take any action that the Representative deems necessary or desirable in order to fully effectuate the transactions contemplated by this Agreement;

     (d) execute and deliver any instrument or document that the Representative deems necessary or desirable in the exercise of his authority under this Section 13.1; and

     (e)    waive the fulfillment of any condition or conditions to the Closing.

     Those Shareholders who, as of the Effective Date, hold a majority of the Kachler Common Stock may, at any time and by written action delivered to HCCH, remove the Representative or any successor thereto, but such removal shall be effective only upon the replacement of such Representative or successor by a new Representative designated, by written notice delivered to HCCH, by those Shareholders who, as of the date hereof hold a majority of Kachler Common Stock, PROVIDED, however, that any such notice shall be effective upon actual receipt by HCCH. Any such written notice shall be delivered to HCCH in accordance with the notice provisions set forth in Section 13.4 hereof. If any Representative shall have died, become Disabled or unable to serve, those Shareholders who, as of the date hereof, hold a majority of Kachler Common Stock shall promptly designate by written notice delivered to HCCH, a replacement Representative.
Any costs and expenses incurred by the Representative in connection with actions taken pursuant to or permitted by this Section 13.1 will be borne by the Shareholders and paid or reimbursed to the Representative Pro Rata.

     The foregoing authorization is granted and conferred in consideration for the various agreements and covenants of HCCH and Merger Sub contained herein. In consideration of the foregoing, and subject to the successorship provisions of this Section 13.1, this authorization granted to the Representative shall be irrevocable and shall not be terminated by any act of any of the Shareholders or by operation of law, whether by death or incompetence of any Shareholder or by the occurrence of any other event except the termination of this Agreement pursuant to Section 10.1 hereof. If after the execution hereof any such Shareholder shall die or become incompetent, the Representative is nevertheless authorized and directed to exercise the authority granted in this Section 13.1 as if such death or incompetence had not occurred and regardless of notice thereof. The Representative shall have no liability to any Shareholder for any act or omission or obligation hereunder, provided that such action or omission is taken by the Representative in good faith and without willful misconduct.

     SECTION 13.2 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     SECTION 13.3 FEES AND EXPENSES. Until otherwise agreed by the parties, each party shall bear its own fees and expenses, including counsel fees and fees of brokers and investment bankers contracted by such party, in connection with the transaction contemplated hereby.

     SECTION 13.4 NOTICES. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, postage prepaid, or sent by prepaid overnight courier addressed as follows:

     HCCH and Merger Sub:

            HCC Insurance Holdings, Inc.
            13403 Northwest Freeway
            Houston, Texas  77040-6094
            Attention: Frank J. Bramanti, Executive Vice President

     With a copy (which shall not constitute notice) to:

            Winstead Sechrest & Minick P.C.
            910 Travis, Suite 2400
            Houston, Texas  77002-5895
            Telecopy: (713) 650-2400
            Attention: Arthur S. Berner, Esq.

     Kachler and LMK:

            Larry M. Kachler
            10 Lacewood Lane
            Houston, TX  77024

     Getty:

            Paul T. Getty
            5847 San Felipe, #2900
            Houston, TX  77057

     Manning:

            Bryant L. Manning
            P.O. Box 56287
            Houston, TX  77256

     Schanen:

            Robert P. Schanen, Jr.
            5847 San Felipe, #2900
            Houston, TX  77057

     Kleiderer:

            Robert M. Kleiderer
            323 Fawnlake
            Houston, TX  77079

     O'Donnel:

            Michael J. O'Donnel
            4814 Welford
            Bellaire, TX  77401

     With a copy (which shall not constitute notice) of any notice to Kachler or any Shareholder to:

            Bracewell & Patterson, L.L.P.
            South Tower Pennzoil Place
            711 Louisiana Street
            Suite 2900
            Houston, Texas  77002-2781
            Telecopy:  (713) 221-1212
            Attention:  Rick L. Wittenbraker, Esq.

     Such communications shall be effective when they are received by the addressee thereof. Any party may change its address for such communications by giving notice thereof to other parties in conformity with this Section. In the event LMK is no longer the Representative, such successor Representative's address shall be the address for the Shareholders.

     SECTION 13.5 GOVERNING LAW. The internal laws of the State of Texas (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any dispute arising hereunder shall lie exclusively in the state courts of the State of Texas.

     SECTION 13.6 BINDING UPON SUCCESSORS AND ASSIGNS, ASSIGNMENT. This Agreement and the provisions hereof shall be binding upon each of the parties, their permitted successors and assigns. This Agreement may not be assigned by any party without the prior consent of the others, PROVIDED, HOWEVER, that HCCH shall be permitted at any time prior to the Effective Time to cause the assignment of Merger Sub's rights and obligations under this Agreement to another wholly owned Subsidiary of HCCH (without in any way relieving HCCH of its obligations under this Agreement with respect to Merger Sub or the Merger).

     SECTION 13.7 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

     SECTION 13.8 ENTIRE AGREEMENT. This Agreement, together with the Confidentiality Agreement, and the other agreements and instruments referenced herein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between parties with respect hereto.

     SECTION 13.9 AMENDMENT AND WAIVERS. Any amendment or waiver affecting the Shareholders shall be valid if consented to in writing by Shareholders holding a majority of the shares of Kachler Common Stock (i) if given or made prior to the Effective Time, such majority as determined as of the date of such amendment or waiver, and (ii) if given or made at or after the Effective Time, such majority as determined immediately prior to the Effective Time. Any term or provision of this Agreement may be amended, and the observance of any term of this

Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by those persons as provided in this Section 13.9. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default, unless such waiver so expressly states. At any time before the Effective Time, this Agreement may be amended or supplemented by Kachler, the Shareholders or HCCH with respect to any of the terms contained in this Agreement.

     SECTION 13.10 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

     SECTION 13.11 CONSTRUCTION OF AGREEMENT. A reference to an Article, Section or an Exhibit shall mean an Article of, a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

     SECTION 13.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all the parties reflected hereon as signatories.

     SECTION 13.13 SHAREHOLDER CONTROL OF STOCK. The Shareholders severally, and not jointly, represent and warrant with respect to their respective shares of Kachler Common Stock as follows:

     (a) Kachler, O'Donnel and Kleiderer: (i) that, although such shares of Kachler Common Stock constitute community property with his spouse, the Shareholder has sole management rights with respect to such shares of Kachler Common Stock; and (ii) that his spouse is not required to consent to or join in this Agreement or any of the transactions herein contemplated;

     (b) Manning, Getty and Schanen: (i) that he owns all such shares of Kachler Common Stock as his separate property and not as community property with his spouse; and (ii) accordingly his spouse has no legal interest in such shares.

     Notwithstanding anything to the contrary in this Agreement, this Section
13.13 will survive the Closing, will have no expiration or termination date, and will not be subject to any deductible amount (including the Franchise Deductible) or any limitation on liability of the Shareholders.

     SECTION 13.14 KNOWLEDGE.  THE SHAREHOLDERS FURTHER ACKNOWLEDGE THAT THEY
(a) HAVE KNOWLEDGE AND EXPERIENCE IN BUSINESS AND

FINANCIAL MATTERS THAT ENABLE THEM TO EVALUATE THE MERITS AND RISKS OF ENTERING INTO THIS AGREEMENT, (b) HAVE READ AND UNDERSTAND THE PROVISIONS HEREOF, (c) ARE NOT IN A DISPARATE BARGAINING POSITION, AND (d) HAVE BEEN REPRESENTED BY, OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED BY, LEGAL COUNSEL IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT. THE SHAREHOLDERS EACH FURTHER ACKNOWLEDGE AND AGREE THAT IN EXECUTING THIS AGREEMENT, NO PROMISE OR AGREEMENT WHICH IS NOT HEREIN EXPRESSED HAS BEEN MADE TO HIM AND HE HAS NOT RELIED UPON ANY STATEMENT OR REPRESENTATION PERTAINING TO THE SUBJECT MATTER HEREOF MADE BY HCCH, OR ANY OTHER PARTY. THE SHAREHOLDERS FURTHER ACKNOWLEDGE THAT THEY UNDERSTAND THAT THE LAW FIRM OF BRACEWELL & PATTERSON, L.L.P. DOES NOT REPRESENT THEIR INDIVIDUAL INTERESTS AND REPRESENTS ONLY THE KACHLER CORPORATION AND THE STOCKHOLDERS GENERALLY. THE SHAREHOLDERS AGREE THAT TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THIS PARAGRAPH CONSTITUTES A CONSPICUOUS NOTICE.


            [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              "HCC INSURANCE HOLDINGS, INC."



                              By:   /s/ Frank J. Bramanti
                                 ---------------------------------------
                              Name:     Frank J. Bramanti
                              Title:    Executive Vice President


                              "THE KACHLER CORPORATION,"
                              (a Delaware corporation)


                              By:   /s/ Frank J. Bramanti
                                 ---------------------------------------
                              Name:     Frank J. Bramanti
                              Title:    Executive Vice President















          [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                              "THE KACHLER CORPORATION"
                              (a Texas corporation)


                              By:   /s/ Larry M. Kachler
                                 ---------------------------------------
                              Name:     Larry M. Kachler
                              Title:    President


                              "SHAREHOLDERS"


                              /s/ Larry M. Kachler
                              ------------------------------------------
                              Larry M. Kachler


                              /s/ Paul T. Getty
                              ------------------------------------------
                              Paul T. Getty


                              /s/ Bryant L. Manning
                              ------------------------------------------
                              Bryant L. Manning


                              /s/ Robert P. Schanen, Jr.
                              ------------------------------------------
                              Robert P. Schanen, Jr.


                              /s/ Robert M. Kleiderer
                              ------------------------------------------
                              Robert M. Kleiderer


                              /s/ Michael J. O'Donnel
                              ------------------------------------------
                              Michael J. O'Donnel




          [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]